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                                                                   EXHIBIT 10.17




[Executive's Address]



Dear Bob:



     The purpose of this letter is to specify the terms of a special performance bonus up to an amount of one million, five hundred thousand dollars ($1,500,000) (the "Performance Bonus") that the Senior Executive Compensation Committee of the Global TeleSystems, Inc. ("Company") Board of Directors has agreed to award to you in the percentages set forth below upon the occurrence of certain events itemized below (separately, the "Triggering Events" and, collectively, the "Restructuring"). This letter agreement, when countersigned by you, amends and augments the terms of the Employment Agreement between you and the Company (or its affiliate) dated and effective November 1, 2000 (the "Agreement"). Specifically, but not exclusively, the Performance Bonus described herein is in addition to, not in lieu of, the Bonus for which you are eligible under the terms of Section 5(b) of the Agreement.



     In return for your performance of your obligations under the Agreement in connection with the Restructuring, the Company will pay you in cash the following percentages of the total Performance Bonus upon the occurrence of the following events:



          1. Fifteen percent (15%) of the total Performance Bonus will be paid to you upon the consummation of the sales of some or all of the Company's interest in (i) the Central European subsidiaries of the Company, or businesses or assets owned by such subsidiaries (including GTS Hungaro, Inc., GTS Hungary Holding, Inc., GTS Poland, Inc., GTS Czech, Inc., GTS Romania, Inc. and GTS Slovakia s.r.o.), or (ii) Golden Telecom, Inc., which sales in the aggregate provide cash or other consideration to the Company or its affiliates with a fair market value of at least one hundred fifty million dollars ($150,000,000).



          2. Twenty percent (20%) of the total Performance Bonus will be paid to you upon the Company's or its affiliates obtaining at least $550 million of funding from one or more of: (i) the reaffirmation, modification or replacement of that certain Loan Agreement entered into by Global TeleSystems Holdings B.V. dated July 14, 2000 (the "Facility"), reflecting the consequences of the Restructuring and the revised Ebone business plan;
     (ii) new equity financing on terms acceptable to the Board; or (iii) the proceeds of asset sales described (in "1") above to the extent that sale proceeds exceed $150 million;



          3. Twenty percent (20%) of the total performance Bonus will be paid to you upon completion of (i) the currently-ongoing discussions with the holders of the publicly-traded bonds issued by Global TeleSystems (Europe), Ltd. ("Esprit") and the execution of a definitive agreement between Esprit and such Bondholders whereby the Bondholders either waive any then-existing defaults under such bonds or exchange such bonds for controlling equity in Esprit; and (ii) the sale or winding up on terms acceptable to the Board of all or substantially all of the companies and businesses currently constituting the Company's Business Services Division.



          4. Forty-five percent (45%), or the remainder, of the total Performance Bonus will be paid to you upon the completion of the last of "1", "2" and "3" above to be completed.



     The above-itemized payments will be paid to you only if you remain employed by the Company or its affiliates at the time such payments are due under the terms hereof; provided that the Company will pay you the above-itemized payments on their due dates as set forth herein if you have been terminated by the Company without Cause prior to that time. The Company's obligation to make the payments set forth above shall expire and be of no further effect on December 31, 2001 as to those Triggering Events that have not been substantially completed by that time, and shall expire and be of no further effect on March 31, 2002 as to those Triggering Events that have not been completed fully by that time.

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     If you agree to the terms set forth herein, please signify your agreement by signing in the space provided below. Upon your counter-signing this agreement, it will become the binding obligation of the Company.



                                            Sincerely,



                                            By:      /s/

                                              ----------------------------------




                                                 For Global TeleSystems, Inc.



Agreed:



By:   /s/ ROBERT J. AMMAN

    --------------------------------

         Robert J. Amman